EX 16.1

March 7, 2023

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Virgin Galactic Holdings, Inc. (the “Company”) and, under the date of February 28, 2023, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021, and the effectiveness of internal control over financial reporting as of December 31, 2022. On March 2, 2023, we were dismissed.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 7, 2023, and we agree with such statements except we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with any of the Company’s statements in the fifth paragraph of this Item that Ernst & Young LLP was not consulted regarding (a) the application of accounting principles to a specified transaction or the type of audit opinion that might have been rendered on the Company’s consolidated financial statements or the effectiveness of internal control over financial reporting or (b) any matters or events set forth in Item 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K.

Very truly yours,
/s/ KPMG LLP